Annual Report

Cover Page

Name of issuer:

Kibin, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 3/29/2011

Physical address of issuer:

2443 Fillmore St
#3804659
San Francisco CA 94115

Website of issuer:

http://www.kibin.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$325,267.00	$308,681.00
Cash & Cash Equivalents:	$85,930.00	$69,620.00
Accounts Receivable:	$199.00	$0.00
Short-term Debt:	$59,400.57	$0.00
Long-term Debt:	$589,922.00	$589,922.00
Revenues/Sales:	$693,760.00	$763,583.00
Cost of Goods Sold:	$19,112.05	$148,150.00
Taxes Paid:	$0.00	$0.00
Net Income:	($40,291.35)	($10,521.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Kibin, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to filed a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Travis Biziorek	CEO	Kibin	2011
Robert Angarita	Cofounder of Baller	Baller	2015
Jim Nguyen	CTO	Kibin	2011

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Travis Biziorek	CEO	2011
Travis Biziorek	President	2011
Travis Biziorek	Treasurer	2011
Travis Biziorek	Secretary	2011

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Travis Biziorek	8,050,000 common stock	67.88

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Google SEO Penalty: A large part of Kibin's future growth plans depend on a longtail SEO strategy. A Google penalty or change to the search algorithm that adversely affects Kibin is a potential risk. That being said, we do not, and have never, participated in spammy link building or other blackhat SEO practices. We have no reason to believe that we would be a target of such penalty.
>
> Inability to Scale Essay Buying: Kibin's future growth projections depend on increasing the size of our essay examples database to millions of examples. Although we have multiple channels to acquire this content, there is a risk that these channels become exhausted or the cost to acquire essays as we scale increases.
>
> Inability to Scale Manual Processes: Kibin's ability to be competitive with its essay examples database relies on a number of manual processes that occur once the essays are acquired. Quickly scaling our essay acquisition means we would also be quickly scaling these manual processes which could present challenges. That being said, we have spent the last three months implementing a backend system that should allow us to scale these manual processes appropriately.
>
> Key employees. Kibin is a small team of four, so every member is vital. If any of our team members were to leave, it could disrupt our progress and growth trajectory.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	15000000.0	10605859.0	Yes
Convertible Debt	350000.0	350000.0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	59642
Options:	477138

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	07/28/12
Amount	$145,000.00

Convertible Note

Issue date	03/28/15
Amount	$350,000.00

Since inception, Kibin has raised $495,000 cash in exchange for several convertible notes payable (collectively, referred to as the "Notes"). With some minor exceptions, the terms of the Notes are nearly identical, as described below. Interest accrues on the Notes at a rates ranging from 5% to 8% per year.

If the Company consummates an Equity Financing, defined as selling shares of Preferred Stock with an aggregate sales price of at least $1,000,000, the Notes shall automatically convert into Preferred Stock at a price per share equal to the lesser of: (i) 80% of the price of the issued Preferred Stock; or (ii) $4,000,000 divided by the number of shares and potential shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Equity Financing. As of December 31, 2015, approximately $83,000 of interest had accrued under the Notes.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
3/2015	Regulation D, Rule 506(b)	Convertible Note	$350,000	General operations
11/2016	Regulation Crowdfunding	SAFE	$27,602	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

There hasn't been an easy and efficient way for students to get help with their writing until Kibin. We've created tools and services to help students get online help with their essays 24/7.
Kibin will grow into a $100M revenue generating businesses by focusing on growing our essay examples database and further monetizing those customers with our essay editing service. We have successfully piloted this approach over the last 18 months, and its clearly scaleable. We plan to grow our database to millions of essays in the coming years and will grow revenue substantially. We need your help as an investor to make this happen.

Milestones

Kibin, Inc. was incorporated in the State of Delaware in March 2011.

Since then, we have:

- $1,863,000 in Lifetime Revenue

- Profitable since Q4 2015

- EDB revenue growing 400% y/y

- 1,000,000+ Monthly Unique Visitors

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $693,760 compared to the year ended December 31, 2016, when the Company had revenues of $763,583. Our gross margin was 97.25% in fiscal year 2017, compared to 80.6% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $325,267, including $85,930 in cash. As of December 31, 2016, the Company had $308,681 in total assets, including $69,620 in cash.

- *Net Loss.* The Company has had net losses of $40,291.35 and net losses of $10,521 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $649,322.57 for the fiscal year ended December 31, 2017 and $589,922 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $495,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Kibin, Inc. cash in hand is $95,852, as of April 2018. Over the last three months, revenues have averaged $72,947/month, cost of goods sold has averaged $10,942/month, and operational expenses have averaged $54,270/month, for an average net margin of $7,735 per month. Our intent is to be profitable in 0 months.

Cash in the bank is about flat since a year ago. However, our cash last year was heavily subsidized by raising capital or taking loans. That's no longer the case as we've become consistently profitable.

We expect expenses to stay about the same for the next six months at which point we may slowly start hiring again. Revenue will taper off as we enter the summer, but should accelerate again in Q4. We hope to see cash in the bank close out the year near $150,000.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Travis Biziorek, certify that:

(1) the financial statements of Kibin, Inc. included in this Form are true and complete in all material respects ; and

(2) the tax return information of Kibin, Inc. included in this Form reflects accurately the information reported on the tax return for Kibin, Inc. filed for the fiscal year ended 2015.

Travis Biziorek
CEO

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.kibin.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Jim Nguyen
Robert Angarita
Travis Biziorek

Appendix E: Supporting Documents

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KIBIN

Online Essay Help for Students. Profitable and Growing!

$27,602 raised from **47** investors
Successfully Funded on Nov 19 2016

> *"There hasn't been an easy and efficient way for students to get help with their writing until Kibin. We've created tools and services to help students get online help with their essays 24/7.*

Travis Biziorek
CEO, KIBIN

OUR AMBITION

Kibin will grow into a $100M revenue generating businesses by focusing on growing our essay examples database and further monetizing those customers with our essay editing service. We have successfully piloted this approach over the last 18 months, and its clearly scaleable. We plan to grow our database to millions of essays in the coming years and will grow revenue substantially. We need your help as an investor to make this happen.

KEY FACTS

- $1,863,000 in Lifetime Revenue
- Profitable since Q4 2015
- EDB revenue growing 400% y/y
- 1,000,000+ Monthly Unique Visitors

DOCUMENTS

Kibin_Financials_2015___2014.pdf
Kibin_Deck_2016_-_WeFunder.pdf

kibin.com *from Berkeley CA* TECH SOFTWARE EDUCATION

Why I Like Kibin

I have gotten to know Travis over a few years now. He is an entrepreneur you want to join, back or advise. Kibin is an overdue solution to a big challenge all students face. Travis and Jim are going to figure out how to nail it.

The team has experienced significant traction over the last 18 months with their essay examples database. They've done the hard work to understand their unit economics and are prepared to scale. In short, they've set the stage for significant growth, and I have no doubt they will execute.



Robert Angarita
ENTREPRENEUR, INVESTOR, AND ADVISOR

When it's 2:00 am and that term paper is due tomorrow, students will happily fork over some cash to improve the output of their stressed-out, caffeine-addled brain.

Kira M. Newman
Tech.Co

I am primarily writing about this startup because I need it desperately... Sweet Lord Jesus please let this succeed.

Alexis Tsotsis
TechCrunch

As someone who would like to make a living as an editor, I was skeptical about the service. But I changed my mind almost immediately—this is brilliant.

Riley Kennysmith
Pulse 2.0

Travis and Jim continue to execute, execute, execute. Revenues (yes, I said revenues) continue to increase every month, and Kibin is now profitable. Great work by Team Kibin.

Joe Tranfo
Investor

I have gotten to know Travis over a few years now. He is an entrepreneur you want to join, back or advise. Kibin is an overdue solution to a big activity all students face. Travis and Jim are going to figure out how to nail it.

Robert Angarita
Entrepreneur

Review of Kibin.com | Proofreading @ Servicesreview.net

Kibin.com is one of the online proofreading services that make having your work proofread super easy. In fact you can have your proofreading needs met in just three simple steps. Basically, all you have to do is upload the text that you need proofread,

April 26, 2016 @ proofreading.servicesreview.net

When Your Assumptions Are Wrong: Lessons from 500 Startups' Kibin

As they say, the problem with assumptions... With startups, the problem with assumptions is not so much looking like a fool, but failing to gain the explosive growth and revenues you dreamed of. As 500 Startups graduate Kibin tried to grow

June 24, 2012 @ tech.co

EDUKWEST #68 with Travis Biziorek of Kibin

This week on EDUKWEST another member of the 500 Startups family. I spoke with Travis Biziorek, co-founder and CEO of Kibin. Kibin is a platform where anyone can upload a text document and get it edited within 24h guaranteed by the community.

August 22, 2011 @ edukwest.com

Get Your Writing Proofread For Free At Kibin - Dice Insights

Do you notice how it's always easier to point out mistakes on someone else's writing than it is to find them in your own work? Most of the time the magic simply vanishes when you're reviewing your own writing, especially if you're not giving yourself a

August 22, 2011 @ insights.dice.com

Kibin: Get Your Essays & Documents Edited for Free

There are numerous websites that offer editing services for a fee. But a new web service called Kibin is offering document editing by real people for free. Kibin is a free to use web service that lets people edit other peoples documents and get their own

August 21, 2011 @ makeuseof.com

Banish Bad Business Writing With Crowdsourced Proofreading

How can I put this delicately? Most business people suck at writing. I say this based on the emails, press releases, blog posts, and other documents I encounter daily, most of which indicate a less-than-stellar command of the English language. (Hey,

August 18, 2011 @ cbsnews.com

Editing Community Kibin Helps You Proofread Your Writing Fast And For Free

I am primarily writing about this startup because I need it desperately, and because it is the problem I would attempt to solve if I ever decided to flip the switch and become a startup founder instead of the personification of "those that cannot do

August 18, 2011 @ techcrunch.com

Writing is Failing at the Student Level

Students struggle to develop writing skills largely because teaching resources are limited or inadequate. Kibin is solving by modernizing the campus writing center.

We provide several services: an essay examples database for brainstorming and researching essay topics, our free essay help writing blog and thesis statement builder, and our essay editing service.


Essay Help at Every Step
Essay Database
Promotes brainstorming and research to jumpstart the writing process.
Expert Editors
Vetted, human experts creates tutor-like experience 24/7.
FREE
Trusted Resource
Over 500,000 blog visits and 10,000 thesis statements created.

Adding Essays to Our Database is Our Key Growth Driver

As we add essays to our examples database we get increasingly more organic search traffic. Some of this traffic pays for access to our database, some converts to customers of our essay editing service, and some upload essays for free access to the database. Ultimately, the more essays we have in our database, the more revenue we're able to produce. The more revenue we're able to generate, the more essays we're able to acquire for the examples database. The cycle continues snowballing on itself.


More Essays
More Traffic
via SEO
More Signups
More Customers
(MRR)
More Essay Editing
(Transactional Revenue)
More Free Usage

Our Essay Examples Database is Accelerating Revenue Growth


Essay Editing Revenue (thousands)
Essay Database Revenue (thousands)
8
10
11
22
23
39
47
100
81
100
85
0.3
146
2.4
106
5.8
143
12.8
110
15.5
168
36.0
125
43.0
130
51.8
102
43.0
185
95.4
Q4 '11
Q1 '12
Q2 '12
Q3 '12
Q4 '12
Q1 '13
Q2 '13
Q3 '13
Q4 '13
Q1 '14
Q2 '14
Q3 '14
Q4 '14
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16*

We'll Grow to Nearly $5MM in Revenue in the Next Few Years

We've spent the last 18 months understanding our unit economics and establishing the infrastructure to scale our operations. We used this data to build out a detailed financial model. Without any further funding, we will bootstrap our way to nearly $8M in revenue by 2019. With your investment we'd be able to move even faster. Join us!


$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Essay Database Revenue
Essay Editing Revenue
Essay Editing Revenue (projected)
Essay Database Revenue (projected)
2015
2016
2017
2018
2019

Meet the Founders



Travis Biziorek

CEO

Previous hedge fund trader and semi-pro poker player. Responsible for all things product and marketing. Led Kibin from concept to over $75k in monthly revenue.



Jim Nguyen

CTO

Developer, hacker, and entrepreneur. Received his B.S. in Computer Science from San Jose State University and worked for major companies like Sony, Bank of America, and Abbott Labs.

AND THE REST OF THE TEAM



Naomi Tepper

Operations Manager

Published author and self-taught content marketer. Spearheaded Kibin's blog growth from zero to over 500,000 monthly uniques.



Erin Hempfling

Community Manager

Previous Kibin editor and only one to achieve 100% feedback rating. Now manages our team of 150 freelancers and supports our customers.

Raised $522,602 From 55+ Investors

Dave McClure

Founding partner of 500 Startups. Previously at Paypal and Facebook. Former developer, entrepreneur, marketing, ultimate frisbee player.

500 Startups

500 Startups is a Silicon Valley venture capital seed fund and startup accelerator founded by former PayPal & Google alumni. Have ~$200M under management.

Joseph Tranfo

Managing Principal of Benedict Capital in Greenwich, CT. Investor in Mixation, Social Leverage, and Fanium.

Taz Patel

Cofounder of Captiv8. Former CRO of Republic Project, acquisited by Sizmek. Early sales leader at Blue Lithium and at interclick (both acquisited by Yahoo!).

Robert Angarita

Previous co-founder of Cramster which was acquired by Chegg in 2010 and is now a major revenue driver as Chegg Study.

Oliver Chang

Founder & President of social sports league, Play Recess.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What aspect of academics is Kibin trying to change?

K: We're modernizing the college writing center. That means improving the antiquated model—where a student has to go in and see someone face-to-face to get help on an essay—and bringing that experience online. Students can get help for everything ranging from the brainstorming and idea stage of an essay to the final product where they're looking for someone to proofread spelling, punctuation, grammar, and to give feedback. We provide 24/7, online writing help.

WF: Why is there a need for an online writing center?

K: Writing has become increasingly important. Having good writing skills is critical. Any job you go into, the need for clear written communication is a necessity, whether you're doing a writing-focused job like content marketing or not. Blogging is also huge. In this day and age, you just need to know how to write well.

The problem is that writing education is really failing. Students aren't given enough attention or help. Class sizes are too big. Getting the one-on-one help that they need is just a pain, and they're too busy. Because writing skills are developed in school and at a younger age , if students don't get the help then, and they don't refine their skills then, it becomes very hard to figure out how to write well later in life.

Making that process of getting help more efficient and making more resources available online that are actually good, valuable, and interesting is the challenge we're trying to overcome.

WF: What sparked this business idea?

K: I was applying to law school back in 2011, and my personal statement was kind of a mess. I needed to be very specific in what I was trying to communicate. I was having a hard time getting the feedback that I needed from family and friends. When I turned online for help, I just wasn't finding anything with the feedback aspect that I was looking for. Kibin was born of that frustration with the inability to find the quick help that I was looking for.

We started as a free peer-to-peer model that focused mostly on the feedback portion. We had to eventually pivot out of that to a paid editing service. We're now realizing that we need to be focusing more on the end-to-end help of essay writing rather than just the final phase of that process. That's kind of the high level overview of how we've gotten to where we are today.

WF: What are the components to Kibin?

Our main revenue driver is our essay editing service, followed by our essay examples database. Our database is our main focus now, though, since it has an extremely scalable growth path. Other hugely important components are our free services, such as our essay help blog and our free thesis statement builder.

WF: How does your target market - students - find out about your services?

K: Usually, they learn about our services through web searches. There's two main ways that a student would find us.

The first is when they're looking for help on a specific essay that they've already been given an assignment for. When they search online for essay examples, we'll pop up as one of the options and they'll find an essay example that we've curated.

The second is when a student is searching for general essay writing help. Maybe they're struggling with their thesis statement and they Google, "How to write a good thesis statement" and they find our blog which has tons of examples. We get a lot of eyeballs there; a lot of students are looking for help.

WF: How do you acquire users and convert them into customers?

K: The blog is great in terms of getting views; we've had more than 1 million unique views in April. One of our strategies is first passing people to the free thesis statement builder. In the thesis statement builder, you plug in the topic you're working on. At the end of the builder, we have a call-to-action that says, for instance, "See essay examples on Shakespeare's Othello." They click through there and some percentage of those users become customers for the database. We also try to attach them to the essay editing service later down the line.

The other acquisition channel, which is really the biggest driver right now, is just the database content itself. Some portion of that content is indexed by Google. It goes back to the example where the student is typing in, "Essay example on Shakespeare's Othello." We pop up specifically with that essay content, and, in order to get access to the full content and the rest of the database, the student would need to pay for the service.

WF: How much revenue is each service generating?

Last year we were heavily weighted on the side of the editing service. We generated about $525,000 out of our total $595,000 in revenue from the editing service. The other $70,000 came from the database. This year we're really focusing on the database for two reasons: 1) It has a much clearer, scalable growth path, and 2) The recurring revenue nature of this service. We're on pace to expect about $300,000 from the database and about $650,000 on the essay editing side. Again, there's room for big growth in the database, and that's where 100% of our focus is right now.

WF: How often do people use your services?

In terms of people that use the editing service, we see, on average, 1 1/2 usages a month per person. Looking at it from a different angle, 90% of our users are using it twice in a semester.

WF: How many people use your services?

We have about 1,200 paying customers using the essay database on the recurring monthly plan right now. In terms of the essay editing service, in the first quarter of 2016, we had 2,700 customers that used the service.

WF: How do you ensure quality editing service?

K: We're actually quite picky with the editors that we hire. We have about a 9-hour editing test that we use to vet potential editors. Then it's reviewed by somebody internally, and once they've gone through and passed all the training material and the tests, we start giving them access to jobs.

We also have regular quality checks to ensure consistency. In between those quality checks we depend on the customers to leave feedback and be the early warning sign when there might be a problem. We do a really good job upfront of vetting people and making sure the quality is high on that side. As a result, we don't run into a ton of problems in terms of customer complaints.

WF: How do you hire enough editors to meet the 24/7 editing demand?

K: This is a big barrier to entry when attempting to start an editing service from scratch, and something we really struggled with for the first couple years.

We used to have to run paid campaigns to find editing talent, especially to help our overnight coverage. But we now have the benefit of a diverse, global team, and we've been around long enough where we've been linked to on popular work-from-home blogs and forums. So all of our editor applicants are inbound now.

WF: What percentage cut do you take from the editing service?

Kibin takes 65%. Editors are able to earn raises and move up pay tiers, but the approximate share for the most committed editor would be about 35%. In terms of hourly rates, new editors tend to earn about $20/hour while our top editors earn $30 or more per hour.

WF: How does pricing for the editing services work?

It depends on two variables: the length of the essay in terms of the word count, and then how fast the customer needs it delivered. All pricing is done on a per-word basis rather than an hourly rate. We've found this is the easiest way to help customers understand exactly what the cost will be. The highest cost per word is 5 or 6 cents for the fastest delivery time. Then it goes down to 2 1/2 cents per word if you have the luxury of waiting a little bit longer.

WF: What's the size of the market?

K: Every student writes essays. Every single student. Even if you're a chemistry or physics student, you're writing lab reports, you're writing some kind of essay or you're required to take English 101 at some point in your college career. To me the market is every student.

Today there are about 750 million students worldwide. If you shrink that down to the US, there are about 35 million. I'm talking high school and college level students. Then, I just look at what our annual spend per student is right now. That's about $110. If you multiply that across the US market alone, that's about a $3.9 billion market there.

Besides students, we're also taking a look at businesses, authors, academics, job seekers, etc.

WF: What other markets will Kibin be expanding into?

K: In the past we've done editing for several customer segments including students, businesses, job seekers, academics, and authors. But we've found that focusing our efforts on students right now is the most logical thing to do.

Editing has always been the core of our business, and when people think of the core they mistake it for the largest piece. But the core is generally a smaller piece of a much larger whole. Our database business will soon overtake our editing business in terms of revenue. So when I think about expanding outside of students, I think about what segment we could provide editing services to that would also be complemented by a larger, recurring revenue business.

We have some ideas on where to take that, but I think it's important to note that the student segment itself has the potential to be a billion dollar business on its own.

WF: What does Kibin do that its competitors don't?

K: Right now, the biggest person in the essay database space is a company called Study Mode. It's been around quite a while, but they don't do the greatest job of really putting together a high quality database. We, on the other hand, are all about quality. Everything we do, from our editing to the content that's in our database, is about quality. We actually manually review any potential essay submissions for the essay database before publishing anything.

That doesn't mean that every essay in the database is an A quality essay, or even a B, because I think that there's definitely value in looking at what makes a bad essay. But every essay has to be something we believe is useful. It's not just gibberish. It's not a copy-and-pasted Wikipedia article. It's something of value. None of our competitors do a great job of really vetting the content of the database to make sure it's useful.

WF: What's something that Kibin is trying to implement to make its services better?

One other thing that we focus on, that nobody else does, is improving the ease of discoverability. We want to ensure that customers will be able to find what they need quickly and easily within a database of hundreds of thousands, or even millions of essays. Finding what you're looking for can be daunting if the database is not organized in a very logical or easy to search manner. That's a process we're prioritizing in developing.

WF: What does the growth rate look like?

Our essay database revenue has been growing at an average of 15% month to month for the last 12 months (see slide 8 in deck).

WF: How exactly do you accelerate growth?

K: Adding essays to the database is one of the easiest ways to accelerate growth. The more essays we have, the more traffic we generate, and the more customers we acquire.

Beyond that, we've done very little in terms of optimization. We're just now testing our first price hike for the essay database, but we're still priced at literally half of what competitors charge, and we offer a better product. We also haven't done anything in terms of conversion rate optimization. We have a lot we could do in terms of driving down the cost of our content acquisition, link building, and SEO efforts. So there are a lot of growth levers we can play with to really move the needle. We just haven't had the bandwidth to do these things yet, which is another thing we'll be solving with this fundraising round.

Finally, as we start to really optimize the essay database engine, we'll start looking at our attachment rate to the editing service. Essentially the editing service will be complimentary to the database where we leverage the database customers as our acquisition strategy by cross-selling the editing service.

WF: Are there any risks for Kibin?

K: There are two main risks: Scaling quickly and our reliance on Search Engine Optimization (SEO).

Right now, we're adding about 10,000 essays per month to the database. That means we're manually evaluating those essays for quality, fixing issues, and creating SEO-rich pages for each one. It's quite the process. And we want to take this up to 100,000 essays per month or more with this fundraising round. Obviously this comes with challenges, but we've worked the last six months to put the infrastructure and processes in place to be able to scale.

In terms of our reliance on SEO, it's something we're aware of. A Google penalty would really hurt us. That being said, we do not use, and never have used, any black hat SEO or shady link building strategies. We also create long form, educational content on our student essay writing blog that really helps communicate that we're an authoritative voice in this space.
So while these are both risks, we recognized them early on and have taken adequate steps to mitigate them as best as possible.

WF: What are the main challenges that you're facing right now?

K: Our main challenge right now is getting capital to grow the business. This may not seem like a huge challenge, and it isn't. But you need to understand that we've been at this awhile. We've shifted the focus of the business twice now in an attempt to find a scalable growth path. We've now done that and we simply need to add fuel to the fire.

We're not looking for product market fit, we've found it. We're not in danger of going out of business, we're profitable. We're not trying to figure out our unit economics, we've put processes in place to scale profitably over the last 18 months. So our biggest challenge is simply getting more capital to grow at an accelerated rate.

Ask a Question

Type your question here...

ASK QUESTION

Eric Bash Jul 31 2016

I suppose I don't understand how more essays directly translates into additional EDB revenue. Are you charging your current EDB customers on a per essay basis? Or are you expecting a growth in EDB customers directly proportional to growth in EDB size?



Travis Biziorek CEO FOUNDER Jul 31 2016

Hi Eric, the answer lies in the slide/image we have in the investor presentation with the arrows. It's slide #6 and has the title "Ultimately, growth is driven by adding more essays to our database".

The more essays we have, the more opportunities we have to show up in Google search results. Think of it like Wikipedia. The site is successful because it has high-quality content, but it also has a TON of content.

But if you were researching something and Wikipedia didn't have any information on that subject, the site obviously wouldn't show up in your search results.

That's how our research database works, but for essay topics. If we don't have an essay on the topic you're searching for (and there are a ton of essay topics), we have zero chance of showing up in the search results and zero chance of you landing on our site. That also means you don't have the chance of becoming a customer.

So you can see why more essays equates to more traffic. The more traffic we generate, the more customers we'll acquire.

EDB customers pay on a monthly or annual basis, not per essay.

Does that clarify things a bit more?

LIKE

Barbara Castleton May 21 2016

As an ESL instructor, I am concerned about the distinction between "helping a student with his or her writing" and "writing the essay for the student". How does Kibin actually perform? What functions of the process does Kibin perform?



Travis Biziorek CEO FOUNDER May 21 2016

Hi Barbara,

We're very careful to make sure we're operating on the right side of helpful. We have a policy that we never write content for students. If a student asks our editors to do so, editors are diligent about flagging the inappropriate order. We then immediately cancel the job and refund the customer's payment.

Our culture is to always be helpful. We screen prospective editors for their ability to be writing tutors first, and technical editors second. We're known for the amount of comments and feedback our editors leave as much as the editing help they provide.

We also dedicate a lot of resources to our essay writing blog (*https://www.kibin.com/essay-writing-blog/*) which gets more than 500,000 monthly visitors looking for help on their essays.

Some of our posts get a crazy number of comments asking for help, and we do our best to assist. Take for example this blog post with nearly 600 comments:

https://www.kibin.com/essay-writing-blog/thesis-statement-examples/

In short, our number one priority is to be helpful and inspire students to be better writers. If we wrote papers for students that would be in direct conflict with our mission. I can assure you that's the last thing we do at Kibin.

LIKE

MORE QUESTIONS



KIBIN

2017 Report

Dear investors,

Kibin is only required to update our investors once a year in this more formal medium. However, you've heard from me every month this past year. So none of what we've updated with here is anything new. I will continue updating you as an investor via our WeFunder portal every month. I hope you enjoy reading them.

Best,

Travis

We need your help!

The best thing you can do to help Kibin is to talk about us. Tell your friends you've invested in us. We may never raise money again, but if we do we'd love to have warm interest. If you know college or high school age kids or parents with kids, tell them about our services. We can never get enough positive word of mouth chatter. When we start hiring for specific roles we'll reach out through our monthly updates. Thanks!

Sincerely,

Travis Biziorek
CEO

Jim Nguyen
CTO

Our Mission

Kibin will grow into a $100M revenue generating businesses by focusing on growing our essay examples database and further monetizing those customers with our essay editing service. We have successfully piloted this approach over the last 18 months, and its clearly scaleable. We plan to grow our database to millions of essays in the coming years and will grow revenue substantially. We need your help as an investor to make this happen.

See our full profile

How did we do this year?

Report Card

C+

The Good

We experienced great growth in Kibin's essay examples database (EDB).

Made some great improvements to the product, mostly centered around making the EBD more useful, user friendly, and improved SEO.

We hired 3 part-time Customer Happiness Coordinators (CHCs) in August. They've greatly helped diversify our customer service team.

The Bad

We spent most of the year fixing and recovering from some SEO issues we incurred in the past. This dramatically slowed growth.

Our essay editing side of the business has been consistently declining on a year-over-year basis.

Cash on hand was tight for all of 2017. This prevented us from being able to acquire much new content for the EDB

2017 At a Glance

January 1 to December 31



$693,760 [9%]
Revenue



-$40,291
Net Loss


IOU!

$59,401
Short Term Debt



$0
Raised in 2017



$95,852
Cash on Hand
As of 04/ 1/18



Months of Runway
As of 04/ 1/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

There hasn't been an easy and efficient way for students to get help with their writing until Kibin. We've created tools and services to help students get online help with their essays 24/7.
Kibin will grow into a $100M revenue generating businesses by focusing on growing our essay examples database and further monetizing those customers with our essay editing service. We have successfully piloted this approach over the last 18 months, and its clearly scaleable. We plan to grow our database to millions of essays in the coming years and will grow revenue substantially. We need your help as an investor to make this happen.

Milestones

Kibin, Inc. was incorporated in the State of Delaware in March 2011.

Since then, we have:

- $1,863,000 in Lifetime Revenue

- Profitable since Q4 2015

- EDB revenue growing 400% y/y

- 1,000,000+ Monthly Unique Visitors

Historical Results of Operations

- *Revenues & Gross Margin*. For the period ended December 31, 2017, the Company had revenues of $693,760 compared to the year ended December 31, 2016, when the Company had revenues of $763,583. Our gross margin was 97.25% in fiscal year 2017, compared to 80.6% in 2016.

- *Assets*. As of December 31, 2017, the Company had total assets of $325,267, including $85,930 in cash. As of December 31, 2016, the Company had $308,681 in total assets, including $69,620 in cash.

- *Net Loss*. The Company has had net losses of $40,291.35 and net losses of $10,521 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities*. The Company's liabilities totaled $649,322.57 for the fiscal year ended December 31, 2017 and $589,922 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $495,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Kibin, Inc. cash in hand is $95,852, as of April 2018. Over the last three months, revenues have averaged $72,947/month, cost of goods sold has averaged $10,942/month, and operational expenses have averaged $54,270/month, for an average net margin of $7,735 per month. Our intent is to be profitable in 0 months.

Cash in the bank is about flat since a year ago. However, our cash last year was heavily subsidized by raising capital or taking loans. That's no longer the case as we've become consistently profitable.

We expect expenses to stay about the same for the next six months at which point we may slowly start hiring again. Revenue will taper off as we enter the summer, but should accelerate again in Q4. We hope to see cash in the bank close out the year near $150,000.

Net Margin: -6%

Gross Margin: 97%

Return on Assets: -12%

Earnings per Share: -$0.00

Revenue per Employee: $231,253

Cash to Assets: 26%

Revenue to Receivables: 348,623%

Debt Ratio: 200%

2016_4_30_-_Kibin_-_Financial_...

new_Kibin_s_2017_Year_End_Fi...

Kibin_s_2017_Year_End_Financi...

We ❤ Our 49 Investors

Thank You For Believing In Us

Dave McClure
500 Startups
Joseph Tranfo
Taz Patel
Robert Angarita
Oliver Chang
Larry Gadea
Aaron Hawkey
Brett Grossman
Lyle McKeany
Anna Morrison
Scott Li
Kifle Bantayehu
Dale J. Stephens
Jeremy Gardner
Frank Blake
Saad ALSOGAIR
Michael Steven Bauerme...
Pedro Miguel Perez Iruela
Peter J. Hoffman
Eden Tepper
Hanee King
David Bayer
Joshua Chaplin
Bernardo De Albergaria
Pedro Russo
James Gray
Rory Winn
Clint Barnette
Marek Vrba
Marius Beceanu
Robert Leroy Stoddard Jr.
David Vrba
Elizabeth Bertschy
Joshua Rose
Andre BETKER
Siri Kumar Kambam
Raylen Worsham
Benita Yanora
Billy Myles
Johannes Guenther
G.Matthew Howard
Jean Philippe Matondo
Charles Carrington
Arkie E CARABALLO
Jeroen Guldemond
Kenneth Shelton
Adrian Van Luven
Fakheruddin M Mustafa

Thank You!

From the Kibin Team


Kibin

Travis Biziorek

CEO


Kibin

Jim Nguyen

CTO



Naomi Tepper

Operations Manager

Published author and self-taught content marketer. Spearheaded Kibin's blog growth from zero to over 500,000 monthly uniques.



Erin Hempfling

Community Manager

Previous Kibin editor and only one to achieve 100% feedback rating. Now manages our team of 150 freelancers and supports our customers.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Travis Biziorek	CEO @ Kibin	2011
Robert Angarita	Cofounder of Baller @ Baller	2015
Jim Nguyen	CTO @ Kibin	2011

Officers

OFFICER	TITLE	JOINED
Travis Biziorek	CEO, President, Treasurer, Secretary	2011

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Travis Biziorek	8,050,000 common stock	67.9%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
07/2012	$145,000		Regulation D, Rule 506(b)
03/2015	$350,000		Regulation D, Rule 506(b)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
07/28/2012	$145,000				
03/28/2015	$350,000				

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	15,000,000	10,605,859	Yes
Convertible Debt	350,000	350,000	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	59,642
Options:	477,138

Risks

Google SEO Penalty: A large part of Kibin's future growth plans depend on a longtail SEO strategy. A Google penalty or change to the search algorithm that adversely affects Kibin is a potential risk. That being said, we do not, and have never, participated in spammy link building or other blackhat SEO practices. We have no reason to believe that we would be a target of such penalty.

Inability to Scale Essay Buying: Kibin's future growth projections depend on increasing the size of our essay examples database to millions of examples. Although we have multiple channels to acquire this content, there is a risk that these channels become exhausted or the cost to acquire essays as we scale increases.

Inability to Scale Manual Processes: Kibin's ability to be competitive with its essay examples database relies on a number of manual processes that occur once the essays are acquired. Quickly scaling our essay acquisition means we would also be quickly scaling these manual processes which could present challenges. That being said, we have spent the last three months implementing a backend system that should allow us to scale these manual processes appropriately.

Key employees. Kibin is a small team of four, so every member is vital. If any of our team members were to leave, it could disrupt our progress and growth trajectory.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor[?];
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $7 million , the amount invested divided by the quotient of (a) the Valuation Cap ($7 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Kibin, Inc.

- Delaware Corporation
- Organized March 2011
- 3 employees

2443 Fillmore St
#3804659
San Francisco CA 94115

http://www.kibin.com

Business Description

Refer to the Kibin profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Kibin has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to filed a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Jim Nguyen

2nd

Co-founder and CTO of Kibin, Inc.

San Francisco Bay Area | Computer Software

Current	Kibin, Inc.
Previous	Beau-coup Favors, Vehicle Safety Research Information Center, Thomson Reuters
Education	500 Startups

Connect

128 connections

https://www.linkedin.com/in/jamesnine

Contact Info

Background

Summary

Developer, hacker, and entrepreneur.

Experience

Co-Founder & CTO
Kibin, Inc.
January 2011 – Present (5 years 5 months) | Berkeley, CA

Web Application Developer
Beau-coup Favors
August 2010 – December 2010 (5 months) | Mountain View, CA

Sr. Software Developer
Vehicle Safety Research Information Center
November 2007 – August 2010 (2 years 10 months) | Rehoboth, MA

Technical Support/IT Associate
Thomson Reuters
February 2005 – November 2007 (2 years 10 months) | San Francisco, CA



Robert Angarita

Co-Founder at BALLER

Pasadena, California | Internet

Current BALLER, Kibin
Previous Chegg Inc., Cramster.com, Acero Solutions
Education University of Southern California

Send Robert InMail

https://www.linkedin.com/in/angarita

Background

Summary

Hardwired Entrepreneur, Competitor, Leader

Co-Founder of BALLER
Board Member at Kibin
Advisor at TextMax
Mentor/Alumni at Launchpad LA

Experience

Co-Founder
BALLER
January 2014 – Present (2 years 5 months) | Pasadena, CA

Baller is a recreational sports startup with a mobile app and website for keeping track of games you and your friends play.

Board Member
Kibin
2014 – Present (2 years) | Berkeley, CA

Kibin provides professional editing and proofreading services

Director
Chegg Inc.
December 2010 – May 2013 (2 years 6 months) | Santa Clara, CA

Post acquisition

Co-Founder
Cramster.com
January 2004 – December 2010 (7 years) | Pasadena

Online homework help for college and high students (acquired by Chegg)



Travis Biziorek

2nd

Founder & CEO at Kibin

San Francisco Bay Area | Writing and Editing

Current	Kibin, Inc.
Previous	Charles Schwab, Tiburon Strategic Advisors, Franklin Templeton Investments
Education	Saint Mary's College of California

Connect | Send Travis InMail

488 connections

https://www.linkedin.com/in/travisbiz | Contact Info

Background

Experience

CEO and Founder
Kibin, Inc.
January 2011 – Present (5 years 5 months) | Berkeley, CA

Kibin is modernizing the campus writing center by providing digital tools and services to help students write better essays in less time.

Valuation Consultant
Charles Schwab
August 2009 – December 2010 (1 year 5 months)

Research Manager
Tiburon Strategic Advisors
February 2008 – May 2009 (1 year 4 months)

Analyst
Franklin Templeton Investments
August 2007 – January 2008 (6 months)

Forex Trader
Self
February 2007 – July 2007 (6 months)

Foreign Currency Trader
Allston Trading
June 2006 – January 2007 (8 months)